Exhibit 23.6

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of WISeKey International Corp. of our report dated June 9, 2026, relating to the financial statements of IC’Alps SAS, which is contained in that Prospectus.

Zurich, Switzerland, July 16, 2026

BDO Ltd

/s/ Nigel Le Masurier	/s/ Marc Furlato
Nigel Le Masurier	Marc Furlato